Exhibit 10.5

ESCO CORPORATION

RESTATED STOCK TRANSFER RESTRICTION AGREEMENT
(Class A Common Stock)

This Restated Stock Transfer Restriction Agreement (“Agreement”), effective as of                              is by and between ESCO Corporation, an Oregon corporation (the “Company”), and the shareholder whose name appears on the signature page below (“Shareholder”).

RECITALS

A.                                   Prior to the effective date of the Agreement, Shareholder owns or has options to purchase shares of the Company’s Class A Common Stock or expects to acquire Class A Common Stock in connection with the stock reclassifications contemplated by the Second Restated Articles of Incorporation of the Company.

B.                                     Prior to the effective date of the Agreement, the Company and Shareholder are parties to one or both of the Stock Transfer Restriction Agreement and the Stock Purchase Agreement (Restated) (collectively, the “Prior Agreements”) relating to shares of stock of the Company owned by Shareholder.  Shareholder desires to amend and restate in its entirety one or more Prior Agreements.

C.                                     The Company and Shareholder intend for the Agreement to be effective upon, and subject to, the sale of Class C Preferred Stock to the ESCO Corporation Employee Stock Ownership Plan contemplated by the Second Restated Articles of Incorporation of the Company.

AGREEMENT

1.                                       Limitations on Transfer.

1.1 Shares Subject to Restrictions Under This Agreement. For purposes of this Agreement, the term “Shares” means all of the shares of the Company’s Class A Common Stock owned or held by Shareholder, including any additional shares that may be acquired subsequent to the date of this Agreement and all securities received in replacement of Class A Common Stock or as stock dividends or splits and all securities received in replacement of Class A Common Stock in a recapitalization, merger, or other reorganization, except as otherwise provided in Schedule A.

1.2 Restrictions. In addition to any other limitation on transfer created by applicable securities laws, by the Company’s Articles of Incorporation or Bylaws, or by a separate agreement between the Company and Shareholder, Shareholder may not sell or otherwise transfer, including transfers by gift and by operation of law, any interest in any of the Shares except as provided in this Agreement. Any transfer of the Shares in violation of this Agreement will be void. All certificates representing any of the Shares will contain a legend referring to the restrictions in this Agreement.

1.3 Permitted Family Transfer. Nothing contained herein will be deemed to prevent Shareholder from effecting a transfer to, or for the benefit of, a Shareholder’s spouse, lineal descendant, or ancestor, or a trust established solely for the benefit of one or more of the foregoing. Shareholder will give the Company notice in writing at least 30 days before effecting such transfer, setting forth the name of the proposed transferee, the relationship of such transferee to the Shareholder, and the number of Shares to be transferred to such transferee. Any transfer of Shares under this provision will be subject to the transferee agreeing in writing to be bound by all of the terms and conditions of this Agreement, including the provisions of Sections 2, 3 and 4.

2.                                       Company Right of First Refusal. If Shareholder desires (or is required) to sell or transfer any of the Shares in any manner other than pursuant to Sections 1.3, 3 or 4, Shareholder must first obtain a firm, unconditional written offer signed by a bona fide prospective purchaser (the “Bona Fide Offer”), stating the number of Shares to be purchased, the total purchase price, and the terms of payment of the purchase price. Shareholder will mail a copy of the Bona Fide Offer to the Company. For a period of 60 days following the Company’s receipt of a copy of the Bona Fide Offer (the “Refusal Period”), the Company will have a right of first refusal to purchase any portion of the Shares covered by the Bona Fide Offer at the same price, and upon the same terms (or terms as similar as reasonably possible) set forth in the Bona Fide Offer. If the Shares are not purchased by the Company by the end of the Refusal Period, the selling Shareholder will have 60 days (the “Transfer Period”) following lapse of the Refusal Period to dispose of the Shares to the transferee identified in the Bona Fide Offer on terms no more favorable to the transferee than those offered to the Company. After the Transfer Period lapses, the Shares will once again be subject to the rights of first refusal contained in this Section 2.  Any transfer of Shares under the provisions of this Section 2 shall be subject to the transferee agreeing in writing that following the transfer (a) the provisions of this Section 2 shall continue to apply to the Shares, (b) the Put Options set forth in Section 3 shall not apply to the Shares and (c) the Call Option set forth in Section 4 shall apply when the Shareholder transferor leaves the service of the Company for any reason (including death, retirement, disability, termination by the Company or voluntary termination by the Shareholder transferor) even though the Shareholder transferor no longer owns the Shares.

3.                                       Put Option.

3.1 Availability.  Upon Shareholder’s retirement, death or disability (each a “Triggering Event”), Shareholder or Shareholder’s personal representative or other successor in interest (“Successor”), as the case may be, may require the Company to repurchase all or any portion of the Shares held by Shareholder or Shareholder’s Successor (the “Put Option”) in accordance with the terms of this Section 3; provided, however, that if a Triggering Event occurs prior to December 26, 2008, such Triggering Event shall, for purposes of this Agreement, be deemed to occur as of December 26, 2008.  The term “disability” means a mental or physical impairment which occurs while Shareholder is an employee of the Company or any subsidiary of the Company and which is expected to result in death or which has lasted or is expected to last for a continuous period of 12 months or more and which causes the Shareholder to be unable, in the opinion of the Company, to perform his or her duties as an employee, director, officer or consultant of the Company.  Disability shall be deemed to have occurred on the first day after the Company has made a determination of disability.  The term “retirement” means, for employees, retirement from ESCO at normal retirement age (65) or earlier in the Company’s sole discretion, and for directors, discontinuation of service as a member of the Board of Directors.

3.2 Price and Procedure.  The purchase price for any Shares purchased pursuant to this Section 3 shall be the fair market value of the Shares as of the last day of the fiscal quarter immediately preceding the quarter in which the Triggering Event occurs (or is deemed to occur) or in which the applicable anniversary of the Triggering Event occurs as specified in Section 3.3, 3.4 or 3.6.2 (the “Valuation Date”), which value shall be fixed by the Board of Directors (or a committee of the Board of Directors) at a value consistent with the valuation undertaken for purposes of the ESCO Corporation Employees’ Stock Ownership Plan as of the Valuation Date.  Each Put Option shall be exercised by written notice to the Company (the “Put Notice”), which must be given by the Shareholder to the Company within 90 days of the date the Triggering Event (or applicable anniversary of the Triggering Event) occurs (the “Put Option Election Period”). The Put Notice shall specify the number of Shares to be purchased and a date for closing (the “Closing Date”), which shall not be less than 45 days and not more than 60 days after expiration of the Put Option Election Period.  The Company shall regularly provide quarterly valuations of the Class A Common Stock to Shareholder.

3.3 Retirement or Disability.  Upon retirement or disability, each Shareholder shall have a right to sell to the Company a portion or all Shares held by that Shareholder over a three-year period.  Beginning in 2009, upon retirement or disability Shareholder shall have the opportunity to exercise Shareholder’s Put Option for up to 1/3 of the Shares held by Shareholder as of the date of retirement or disability.  On the first anniversary of the retirement or disability, Shareholder shall have the opportunity to exercise Shareholder’s Put Option for between 1/3 and 2/3 of the Shares held by Shareholder as of the date of retirement or disability.  On the second anniversary of the date of the retirement or disability, Shareholder shall have the opportunity to exercise Shareholder’s Put Option as to any remaining Shares.  For Put Option exercises by Shareholder in any year with a purchase price not exceeding $1 million, the Company shall pay the total purchase price on the applicable Closing Date for the exercise of the Put Option.  For Put Option exercises by Shareholder in any year with a purchase price exceeding $1 million, the Company may, at its option, pay $1 million on the applicable Closing Date for the exercise of the Put Option, and 1/2 of the remaining amount on each of the first and second anniversaries of the Triggering Event.

3.4 Death.  Beginning in 2009, upon the death of Shareholder, Shareholder’s Successor shall have the opportunity to exercise the Put Option for up to 1/2 of the Shares held by Shareholder on the date of death.  On the first anniversary of the date of death, Shareholder’s Successor shall have the opportunity to exercise the Put Option as to any remaining Shares.  For a Put Option exercise in one year for more than 1/2 of the Shares held by Shareholder as of the date of death, the Company may, at its option, pay the repurchase price in two equal annual installments, with the first installment payable on the Closing Date the exercise of the Put Option and the remaining amount payable on the first anniversary of that Closing Date.  For a Put Option exercise with respect to up to 1/2 of the Shares held by Shareholder as of the date of death, the Company shall pay the purchase price total at the applicable Closing Date.

3.5 Interest Rate.  For purposes of Sections 3.3 and 3.4 hereof, the deferred portion of the purchase price shall bear interest at the Wall Street Journal Prime Rate on the first day of the calendar year in which the closing occurs.

3.6 Repurchase Limitations.  Notwithstanding any provision in this Agreement, the Company shall not be obligated to repurchase any shares pursuant to Section 3 in the event that any limitation set forth in this Section 3.6 (the “Repurchase Limitations”) is applicable.

3.6.1  Corporate Law Restrictions and Covenant Limitations.  The Company shall not be required to repurchase any Shares pursuant to Section 3 if the repurchase would cause the Company to be in violation of (i) the statutory solvency and balance sheet tests of ORS 60.181 governing distribution limits or any other provisions of the corporate law of Oregon, or (ii) the terms, conditions or covenants of any of the Company’s outstanding credit agreements.

3.6.2 Deferral of Put Options.  In the event any Repurchase Limitation is applicable and the Company does not repurchase Shares pursuant to the exercise of Put Options by Shareholder or Shareholder’s Successor, Shareholder or Shareholder’s Successor shall have the right to exercise the Put Options with respect to such Shares that could not be respurchased due to a Purchase Limitation in the first fiscal quarter in which the repurchase can be made without violation of the Repurchase Limitations.  In the event of any deferral of Put Options, the Company shall notify Shareholder or Shareholder’s Successor of the applicable Put Option Election Period.  With respect to any deferral of Put Options by reason of the Repurchase Limitations, the purchase price shall be determined as of the last day of the fiscal quarter preceding the quarter in which the repurchase occurs.

3.6.3  Allocation.  Shareholder understands that other shareholders have contractual Put Options with respect to their shares (“Other Shareholders”).  The Company will consider the Put Options of other shareholders (and any other stock repurchases that the Company makes pursuant to contracts or otherwise) in determining whether the Repurchase Limitations will limit the ability of the Company to repurchase Shares from Shareholder.  In the event that in any year the Repurchase Limitations permit some shares to be purchased from Shareholder and Other Shareholders but do not permit the repurchase of all shares as to which

Shareholder and the Other Shareholders desire to exercise Put Options or other repurchase rights, the Company shall repurchase shares according to the following priorities:

(i)  Subject to (iv) below, shares will next be repurchased from Shareholder’s Successor and Other Shareholders’ successors due to the death of Shareholder or Other Shareholders, and if not all shares may be repurchased due to the Repurchase Limitations, shares will be repurchased from Shareholder’s Successor and the other shareholders’ successors on a prorata basis (based on the number of shares as to which a shareholder’s Put Options apply in such year in relation to the total number of shares as to which Put Options held in the aggregate by Shareholder and Other Shareholders apply in such year);

(ii)  If additional shares can be repurchased pursuant to the Repurchase Limitations, shares will next be repurchased from Shareholder and Other Shareholders due to the disability of Shareholder or Other Shareholders, and if not all shares may be purchased due to the Repurchase Limitations, shares will be repurchased from Shareholder and the Other Shareholders on a prorata basis (based on the number of shares as to which the Put Options apply in such year in relation to the total number of shares as to which Put Options held in the aggregate by Shareholder and Other Shareholders apply in such year);

(iii)  If additional shares can be repurchased pursuant to the Repurchase Limitations, shares will next be repurchased from Shareholder and Other Shareholders due to the retirement of Shareholder or Other Shareholders, and if not all shares may be purchased due to the Repurchase Limitations, shares will be repurchased from Shareholder and the Other Shareholders on a prorata basis (based on the number of shares as to which the Put Options apply in such year in relation to the total number of shares as to which Put Options held in the aggregate by Shareholder and Other Shareholders apply in such year); and

(iv) If the Repurchase Limitations limit repurchases in any year, in the next year, any shares held by Shareholder or Other Shareholders that could not be repurchased shall first be repurchased in the following year in which repurchases can be made under the Repurchase Limitations (before any other shares shall be repurchased under the above priorities), and if all such shares cannot be repurchased in the following year, shares will be repurchased from Shareholder and Other Shareholders on a prorata basis (based on the number of shares of a shareholder that were not repurchased in the prior year in relation to the total number of shares held in the aggregate by Shareholder and Other Shareholder that were not repurchased in the prior year).

4.                                       Call Option.  If a Triggering Event occurs and the Company does not receive a Put Notice with respect thereto as provided in Section 3, or receives a Put Notice as to fewer than all of the Shares held by Shareholder, the Company shall have, on the expiration of the last Put Option following retirement, disability or death, the option (the “Call Option”) to purchase any or all Shares held by Shareholder or Shareholder’s Successor on the terms and subject to the conditions of Section 3 hereof.  The Company shall have 90 days from the expiration of the last Put Option Election Period to exercise the Call Option.  In the event of the death of Shareholder, Shareholder’s Successor shall promptly inform the Company of Shareholder’s death.  If the Company is not given notice of Shareholder’s death (or receives notice after the Call Option would have otherwise expired), the Company shall have 90 days from actual notice of Shareholder’s death to exercise the Call Option.  If Shareholder leaves the service of the Company for any reason other than death, retirement or disability, the Company shall have 90 days from the date of Shareholder’s departure to require Shareholder to sell the Shares to the Company at the per share price then in effect for repurchases pursuant to Section 3.  In the event repurchases cannot be made by reason of restrictions described in Section 3.6.1, the Company’s Call Option shall apply as soon as such restrictions are no longer applicable.

5.                                       Assignment by the Company. The right of the Company to purchase any part of the Shares under Section 2 or Section 4 of this Agreement may be assigned in whole or in part to any person or persons designated by the Board of Directors of the Company.

6.                                            Obligations Binding Upon Transferees. Except as otherwise provided in Section 2, All transferees of Shares or any interest therein will receive and hold such Shares or interests subject to the provisions of this Agreement. Any sale or transfer of the Shares will be void unless the provisions of this Agreement are met.

7.                                       Termination. This Agreement will terminate on the earlier of (i) the closing of an underwritten public offering of Class A Common Stock of the Company or (ii) the closing date of a sale of assets or merger of the Company pursuant to which shareholders of the Company receive securities of a buyer whose shares are publicly traded.

8.                                       Transfers in Violation. The Company will not be required to (a) transfer on its books any Shares that have been sold or transferred in violation of any of the provisions set forth in this Agreement, or (b) treat as owner of such Shares, or accord the right to vote as such owner, or pay dividends to any transferee to whom such Shares are purported to have been so transferred.

9.                                       Enforcement. The Company and Shareholder acknowledge that the other party will suffer irreparable harm if either party fails to comply with this Agreement, and that monetary damages will be inadequate to compensate the parties for such failure. Accordingly, the parties agree that this Agreement may be enforced by specific performance or other injunctive relief, in addition to any other remedies available at law or in equity.

10.                                 Governing Law. This Agreement will be governed by, and will be construed and enforced in accordance with, the laws of the state of Oregon.

11.                                      Miscellaneous.

11.1 Shareholder Rights. Subject to the provisions and limitations hereof, Shareholder may, during the term of this Agreement, exercise all rights and privileges of a shareholder of the Company with respect to the Shares.

11.2 Notices. Any notice, demand, or request required or permitted to be given under this Agreement must be in writing and will be deemed given when delivered personally, or three days after being deposited in the United States mail as certified or registered mail, return receipt requested, with postage prepaid, or the day following facsimile transmission, with confirmed transmission, in either case addressed, if to the Company, to it at the address shown below its signature; and if to Shareholder, at Shareholder’s address shown on the stock records of the Company, or at such other address as any party may designate by 10 days’ advance written notice to the other party.

11.3 Amendment; Waiver. Except as provided in Section 11.7, this Agreement may be amended only by the written consent of the Company and Shareholder. No waiver of any provision of this Agreement will be effective unless in writing and signed by the waiving party.

11.4 Assignment. The rights and benefits of this Agreement will inure to the benefit of and be enforceable by the Company and its respective successors and assigns. Except as otherwise provided herein, the rights and obligations of Shareholder under this Agreement may not be assigned without the prior written consent of the Company.

11.5 Attorneys’ Fees. If suit or action is filed by any party to enforce this Agreement or otherwise with respect to the subject matter of this Agreement, the prevailing party will be entitled to recover reasonable attorneys’ fees and expenses incurred in preparation for and prosecution of such suit or action at trial, on appeal, and in connection with any petition for review.

11.6 Effective Date; Effect on Prior Agreements.  This Agreement shall be effective upon, and subject to, the sale of Class C Preferred Stock to the ESCO Corporation Employee Stock Ownership Plan contemplated by the Second Restated Articles of Incorporation of the Company.  In the event that such sale does not occur by December 31, 2006, this Agreement shall be of no effect and the Prior Agreements shall remain in effect.  Upon the effective date of this Agreement, this Agreement shall supersede and replace the Prior Agreements, except as otherwise provided in Schedule A.

11.7  Section 409A. This Agreement is intended to comply with the provisions of Section 409A the Internal Revenue Code of 1986, as amended, and shall be interpreted in accordance with Section 409A and Treasury regulations and other interpretive guidance issued thereunder.  If the Company at any time determines that this Agreement would cause or may cause any arrangement between the Company and Shareholder to be nonqualified deferred compensation subject to Section 409A, the Company may amend this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines to be necessary or appropriate to (a) allow the arrangement not to be subject to Section 409A, or (b) comply with the requirements of Section 409A.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SHAREHOLDER:	ESCO CORPORATION

By:
Name:
Title:

Address:

CONSENT OF SPOUSE

The undersigned spouse of Shareholder has read and hereby approves the foregoing Agreement. The undersigned hereby agrees to be irrevocably bound by the Agreement and further agrees that any community interest will be similarly bound by the Agreement. I hereby appoint my spouse as my attorney-in-fact with respect to any amendment or exercise of any rights under the Agreement.

Spouse of Shareholder

Schedule A

Not Applicable

Schedule A

[The following will be added if a Shareholder holds Class A Common Stock and Class A Preferred Stock before the reclassifications and elects to have the existing Stock Purchase Agreement (Restated) continue to apply to the Class A Common Shares received upon the reclassification of the Shareholder’s Class A Preferred Stock:

Shareholder and the Company agree that this Agreement shall not apply to shares of Class A Common Stock of the Company that Shareholder acquired pursuant to the Restated Articles upon the reclassification of shares of Class A Preferred Stock held by Shareholder.  With respect to these shares of Class A Common Stock, the Stock Purchase Agreement (Restated) between the Company and Shareholder shall continue to apply.]